Exhibit (a)(1)(i)

QWEST COMMUNICATIONS INTERNATIONAL INC.

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF OUR OUTSTANDING 3.50% CONVERTIBLE SENIOR NOTES DUE 2025

(CUSIP No. 749121 BY 4)

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 12, 2010, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US.

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), any and all of our outstanding 3.50% convertible senior notes due 2025 (the “Convertible Notes”). Our offer to purchase the Convertible Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.” The Offer will expire at 5:00 p.m., New York City time, on Thursday, August 12, 2010, unless the Offer is extended or earlier terminated by us, which date, as may be extended by us, we refer to herein as the “Expiration Date.”

Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes at or prior to 5:00 p.m., New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of such Convertible Notes, a cash purchase price equal to the sum of (i) the Average VWAP (as defined herein) of our common stock multiplied by 206.3354 (which is the number of shares of our common stock currently issuable upon conversion of $1,000 principal amount of Convertible Notes) plus (ii) a fixed cash amount of $30.00, provided that in no event will the purchase price be less than $1,000.00 or more than $1,170.00 per $1,000 principal amount of such Convertible Notes. In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Principal Amount of Convertible Notes; Price.”

Throughout the Offer, an indicative purchase price will be available at http://www.gbsc-usa.com/Qwest and from the Information Agent (as defined herein) which may be contacted at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on Tuesday, August 10, 2010 (the “Pricing Date”). We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Qwest and from the Information Agent.

NEITHER THIS OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Upon the terms and subject to the conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased in the Offer. As of July 9, 2010, there was $1,265,000,000 aggregate principal amount of Convertible Notes outstanding.

The Offer is not conditioned on any minimum aggregate principal amount of Convertible Notes being tendered or upon our obtaining any financing. The Offer is, however, subject to the conditions discussed under “The Offer—Conditions of the Offer.”

The Convertible Notes are not listed on any securities exchange. Our common stock trades on the

New York Stock Exchange under the symbol “Q.”

Dealer Manager for the Offer

Goldman, Sachs & Co.

Offer to Purchase dated July 13, 2010.

IMPORTANT INFORMATION

References in this Offer to Purchase to “the Company,” “we,” “us” and “our” refer to Qwest Communications International Inc., unless the context indicates otherwise.

All of the Convertible Notes were issued in book-entry form and are currently represented by global notes held for the account of The Depository Trust Company (“DTC”).

You may tender your Convertible Notes by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Offer—Procedures for Tendering the Convertible Notes.”

We are not providing for procedures for tenders of Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf on or prior to the Expiration Date. Tenders not completed at or prior to 5:00 p.m., New York City time, on the Expiration Date will be disregarded and of no effect.

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the purchase price for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under “The Offer—Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Global Bondholder Services Corporation, as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to Goldman, Sachs & Co., as the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers listed on the back cover of this Offer to Purchase. Global Bondholder Services Corporation is also acting as the depositary for the Offer (the “Depositary”). See “The Offer—Persons Employed in Connection with the Offer.”

THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE CONVERTIBLE NOTES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE

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OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s website at http://www.sec.gov. Information about us is also available on our website at http://investor.qwest.com.

Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

For further information, please refer to our Issuer Tender Offer Statement on Schedule TO, filed with the SEC pursuant to Rule 13e-4 under the Exchange Act, on July 13, 2010, and any amendments thereto (the “Schedule TO”).

As previously announced, we expect to release our second quarter 2010 financial and operational highlights on Wednesday, August 4, 2010, at 7:00 a.m. New York City time. Qwest management will host a conference call at 9:00 a.m. New York City time on the same day to discuss the company’s perspective on the results and answer questions. The information available on our website, on the SEC’s website or in our earnings release or conference call, apart from the documents posted on such websites and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

•	Our annual report on Form 10-K for the year ended December 31, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2010; and

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Our current reports on Form 8-K, filed with the SEC on January 8, 2010, January 13, 2010, February 16, 2010 (the filing pursuant to Item 5.02 of Form 8-K only), February 22, 2010, April 22, 2010 and May 13, 2010 (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where You Can Find More Information” or by contacting us at Corporate Secretary, Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202; telephone (303) 992-1400. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than Thursday, August 5, 2010 so that such documents may be delivered to you prior to the Expiration Date.

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SUMMARY TERMS OF THE OFFER

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Convertible Notes. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Convertible Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is offering to purchase my Convertible Notes?

Qwest Communications International Inc. is offering to purchase the Convertible Notes, which it originally issued in November 2005. Qwest Communications International Inc. is a Delaware corporation. The mailing address of our principal executive offices is 1801 California Street, Denver, Colorado 80202. Our telephone number is (303) 992-1400.

Why is the Company making the Offer?

The principal purpose of the Offer is to reduce the amount of Convertible Notes outstanding and thereby reduce the risk that the cost to us of settling our conversion obligations under the Convertible Notes, which is a function of the trading price of our common stock, will increase in the event that the trading price of our common stock increases. See “Purposes, Effects and Plans—Purposes of the Offer.”

What are the securities being sought in the Offer and what is the purchase price?

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of our outstanding 3.50% convertible senior notes due 2025 (the “Convertible Notes”). Upon the terms and subject to the conditions of the Offer, holders of Convertible Notes who validly tender and do not validly withdraw their Convertible Notes at or prior to 5:00 p.m., New York City time, on the Expiration Date will receive, for each $1,000.00 of such Convertible Notes, a cash purchase price equal to the sum of:

•	the Average VWAP (as defined below) multiplied by 206.3354 (which is the number of shares of our common stock currently issuable upon conversion of $1,000 principal amount of Convertible Notes); plus

•	a fixed cash amount of $30.00,

provided that in no event will the purchase price be less than $1,000.00 or more than $1,170.00 per $1,000 principal amount of such Convertible Notes. In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Principal Amount of Convertible Notes; Price.”

The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 20.

The “Averaging Period” means the period of 20 consecutive trading days beginning on July 14, 2010 and ending on the Pricing Date.

The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP”

on Bloomberg page Q.N<EQUITY>AQR (or its equivalent successor if such page is not available), in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The table below provides examples of the purchase price per $1,000 principal amount of Convertible Notes assuming that the Average VWAP reaches specified levels. The actual purchase price will be subject to the minimum purchase price and maximum purchase price described above.

Sample Average VWAP	Illustrative Purchase Price
$4.70	$1,000.00	(1)
$4.80	$1,020.41
$4.90	$1,041.04
$5.00	$1,061.68
$5.10	$1,082.31
$5.20	$1,102.94
$5.30	$1,123.58
$5.40	$1,144.21
$5.50	$1,164.84
$5.60	$1,170.00	(2)

(1)	For a sample Average VWAP of $4.70, the pricing formula described above would produce a purchase price per $1,000 principal amount of Convertible Notes that is less than $1,000.00. As a result, subject to the other terms and conditions described in this Offer to Purchase, in such circumstances we would pay $1,000.00 for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date.
(2)	For a sample Average VWAP of $5.60, the pricing formula described above would produce a purchase price per $1,000 principal amount of Convertible Notes that is more than $1,170.00. As a result, subject to the other terms and conditions described in this Offer to Purchase, in such circumstances we would pay $1,170.00 for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date.

See “The Offer—Principal Amount of Convertible Notes; Price—Sample Calculations of Purchase Price” for more detailed illustrative calculations of the purchase price.

As of July 9, 2010, there was $1,265,000,000 aggregate principal amount of Convertible Notes outstanding.

When will I know the purchase price for the Offer?

We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Qwest and from the Information Agent. We note that the minimum purchase price with respect to the Offer of $1,000.00 per $1,000 principal amount of Convertible Notes and the maximum purchase price with respect to the Offer of $1,170.00 per $1,000 principal amount of Convertible Notes have each already been established. See “The Offer—Principal Amount of Convertible Notes; Price.”

How may I obtain information regarding the purchase price during the Offer?

Throughout the Offer, an indicative purchase price will be available at http://www.gbsc-usa.com/Qwest and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Qwest and from the Information Agent. See “The Offer—Principal Amount of Convertible Notes; Price.”

Is there a minimum purchase price that will be paid in the Offer?

Yes. In no event will the purchase price paid in the Offer for any Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date be less than the principal amount of such Convertible Notes. If the pricing formula described above would result in a purchase price that is less than $1,000.00 per $1,000 principal amount of Convertible Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal $1,000.00 per $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Offer—Principal Amount of Convertible Notes; Price.”

Is there a maximum purchase price that will be paid in the Offer?

Yes. In no event will the purchase price paid in the Offer be more than $1,170.00 per $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date. If the pricing formula described above would result in a purchase price that is more than $1,170.00 per $1,000 principal amount of Convertible Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay $1,170.00 for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Offer—Principal Amount of Convertible Notes; Price.”

Will I receive interest on my Convertible Notes purchased pursuant to the Offer?

Yes. Holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer.

How and when will I be paid?

If your Convertible Notes are accepted for purchase in the Offer, you will be paid the purchase price and the accrued and unpaid interest payable, in cash, promptly after the Expiration Date and the acceptance of such Convertible Notes for purchase. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See “The Offer—Purchase of the Convertible Notes; Payment of Purchase Price.”

Will I have an opportunity to tender my Convertible Notes in the Offer, or withdraw previously tendered Convertible Notes, after the determination of the final purchase price?

Yes. Since the purchase price to be paid in the Offer will be announced by us by 4:30 p.m., New York City time, on the Pricing Date and the Offer will not expire earlier than 5:00 p.m., New York City time, on the Expiration Date, you will have 2 business days following the determination of the final purchase price to tender your Convertible Notes in the Offer or to withdraw your previously tendered Convertible Notes. See “The Offer—Principal Amount of Convertible Notes; Price,” “The Offer—Procedures for Tendering the Convertible Notes” and “The Offer—Withdrawal Rights.”

How many Convertible Notes will the Company purchase in all?

Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Offer—Principal Amount of Convertible Notes; Price.”

Is the Offer subject to any minimum tender or other conditions?

Our Offer to purchase Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date is not subject to any minimum tender condition or financing condition. However, the Offer is subject to the conditions described under “The Offer—Conditions of the Offer.”

Will all of the Convertible Notes I validly tender in the Offer, and do not validly withdraw, be purchased?

Upon the terms and subject to the conditions of the Offer, we will purchase all of the Convertible Notes that you validly tender pursuant to the Offer and do not validly withdraw.

May I tender only a portion of the Convertible Notes that I own?

Yes. You do not have to tender all of the Convertible Notes that you own to participate in the Offer, except that Convertible Notes must be tendered in minimum denominations of $2,000 or in integral multiples of $1,000 in excess thereof.

How will the Company pay for the Convertible Notes?

We would need approximately $1.47 billion to purchase all of the Convertible Notes outstanding as of July 9, 2010, assuming a purchase price per $1,000 principal amount of Convertible Notes of $1,150.40, based on an assumed Average VWAP of $5.43, which was the closing price per share of our common stock on the New York Stock Exchange on July 9, 2010, and assuming that the purchase of Convertible Notes pursuant to the Offer is settled on August 13, 2010. We intend to use cash on hand to pay for all Convertible Notes that we purchase in the Offer. There is no financing condition to the Offer. See “The Offer—Source and Amount of Funds.”

How long do I have to tender my Convertible Notes in the Offer?

You will have until 5:00 p.m., New York City time, on Thursday, August 12, 2010 to decide whether to tender your Convertible Notes in the Offer, provided that we do not choose to extend the Offer. We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. See “The Offer—Principal Amount of Convertible Notes; Price,” “The Offer—Procedures for Tendering Convertible Notes” and “The Offer—Extension of the Offer; Termination; Amendment.”

Under what circumstances can the Offer be extended, amended or terminated?

Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Date. If the Offer is terminated, no Convertible Notes will be accepted for purchase and any Convertible Notes that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see “The Offer—Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Offer—Extension of the Offer; Termination; Amendment.”

How do I participate in the Offer?

You may tender your Convertible Notes by transferring the Convertible Notes through ATOP or following the other procedures described under “The Offer—Procedures for Tendering Convertible Notes.”

What must I do to participate if my Convertible Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Convertible Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Convertible Notes on your behalf.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

Should you have any questions as to the procedures for tendering your Convertible Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

WE ARE NOT PROVIDING FOR PROCEDURES FOR TENDERS OF CONVERTIBLE NOTES TO BE MADE BY GUARANTEED DELIVERY. ACCORDINGLY, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR CONVERTIBLE NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER CONVERTIBLE NOTES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT COMPLETED AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

See “The Offer—Procedures for Tendering the Convertible Notes.”

Once I have tendered Convertible Notes, can I change my mind?

You may withdraw previously tendered Convertible Notes at any time before the Offer expires. In addition, after the Offer expires, if we have not accepted for purchase the Convertible Notes you have tendered, you may withdraw your Convertible Notes at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer.

To withdraw Convertible Notes previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Convertible Notes through its DTC account to timely generate a “Request Message” with respect to the withdrawal specifying the amount of Convertible Notes to be withdrawn, the name of the registered holder of the Convertible Notes and the number of the account at DTC to be credited with the withdrawn Convertible Notes, and you must otherwise comply with DTC’s procedures. See “The Offer—Withdrawal Rights.”

What is the market value of my Convertible Notes as of a recent date?

There is no established reporting system or trading market for trading in the Convertible Notes. However, we believe that the Convertible Notes are currently traded over-the-counter and that there is currently a correlation between trading prices for the Convertible Notes and trading prices for the shares of our common stock. The closing price of our common stock on the New York Stock Exchange on July 9, 2010 was $5.43 per share. The product of such closing price and the current conversion rate of 206.3354 shares of our common stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain events) equals $1,120.40. See “Purposes, Effects and Plans—Material Differences in the Rights of Security Holders as a Result of the Offer.” You are urged to obtain more current price information for our common stock and the Convertible Notes. See “The Offer—Market and Recent Prices for the Convertible Notes and the Common Stock.”

How will participation in the Offer affect my rights with respect to the Convertible Notes?

If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price and accrued and unpaid interest with respect thereto, to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Convertible Notes. See “Purposes, Effects and Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer.”

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Convertible Notes be affected?

The rights and obligations of holders of Convertible Notes that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Convertible Notes does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes.

In addition, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) between us and CenturyLink, Inc. (formerly known as CenturyTel, Inc.), a Louisiana corporation (“CenturyLink”), and SB44 Acquisition Company, a Delaware corporation and wholly owned subsidiary of CenturyLink (“Merger Sub”), we have agreed to a business combination whereby Merger Sub will merge with and into us (the “Merger”). The Boards of Directors of each of Qwest Communications International Inc. and CenturyLink have approved the Merger.

As a result of the Merger, the separate corporate existence of Merger Sub will cease and we will continue as a wholly owned subsidiary of CenturyLink. As such, following consummation of the Merger our common stock will be delisted from the New York Stock Exchange and CenturyLink will have the authority to designate our directors and officers. Under the Merger Agreement, at the effective time of the Merger, each share of our common stock will be converted into the right to receive 0.1664 shares of CenturyLink common stock. The Merger is subject to the approval of our stockholders and of the shareholders of CenturyLink and the other closing conditions and terms contained in the Merger Agreement, which was included as an exhibit to our current report on Form 8-K, filed with the SEC on April 22, 2010, which is incorporated herein by reference. See “Where You Can Find More Information.”

Pursuant to the Merger Agreement, we have agreed to take all necessary action to exercise our right under the indenture governing the terms of the Convertible Notes to redeem all of the outstanding Convertible Notes at a redemption price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest, on November 20, 2010. Holders of Convertible Notes may surrender for conversion any Convertible Notes called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if the Convertible Notes are not otherwise convertible at such time. We have further agreed pursuant to the Merger Agreement that if, following receipt of notice of such redemption, any holder of Convertible Notes exercises its conversion rights with respect to such Convertible Notes, we will exercise our right to pay cash in lieu of any shares of our common stock issuable upon such conversion.

See “Purposes, Effects and Plans—Future Purchases,” “Purposes, Effects and Plans—Redemption of the Convertible Notes Pursuant to the Merger Agreement,” “Purposes, Effects and Plans—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer” and “Purposes, Effects and Plans—Effects of the Offer on the Market for Convertible Notes.”

Will I have to pay brokerage commissions or transfer taxes if I tender my Convertible Notes in the Offer?

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Convertible Notes to be issued or delivered, to another person will not need to pay any brokerage commissions to the Dealer Manager or transfer taxes. If you hold Convertible Notes through a broker or bank that is not the Dealer Manager, however, you should ask your broker or bank whether you will be charged a fee to tender your Convertible Notes. See “The Offer—Procedures for Tendering the Convertible Notes,” “The Offer—Purchase of the Convertible Notes; Payment of Purchase Price” and “The Offer—Brokerage Commissions.”

What are the tax consequences of tendering my Convertible Notes?

Holders of Convertible Notes may be subject to United States federal income taxation upon the receipt of cash from us as payment for the Convertible Notes tendered in the Offer. See “Purposes, Effects and Plans—Certain United States Federal Income Tax Consequences.”

Is anyone making a recommendation regarding whether I should participate in the Offer?

None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Who can I talk to if I have questions about the Offer?

Global Bondholder Services Corporation is acting as the Information Agent for the Offer and Goldman, Sachs & Co. is acting as the Dealer Manager for the Offer. You may call the Information Agent or the Dealer Manager if you have any questions about the Offer. See “The Offer—Persons Employed in Connection with the Offer” and the back cover of this Offer to Purchase for further information.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains and may refer you to documents that contain forward-looking statements about our financial condition, results of operations and business.

These statements include, among others:

•

statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed or are pending, such as increased revenue, decreased expenses and avoided expenses and capital and other expenditures; and

•	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or may be incorporated by reference to other documents we have filed or will file with the SEC. You can find many of these statements by looking for words such as “may,” “would,” “could,” “should,” “plan,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions used in this Offer to Purchase or in documents incorporated by reference in this Offer to Purchase.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements. Some of these risks are described under the heading “Risk factors” in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on

Form 10-Q for the quarter ended March 31, 2010, each of which is incorporated by reference in this Offer to Purchase.

These risk factors should be considered in connection with any written or oral forward-looking statements that we or persons acting on our behalf may issue. Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. Further, the information about our intentions contained in this Offer to Purchase is a statement of our intentions as of the date of this Offer to Purchase and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions as of such date. We may change our intentions, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise.

THE OFFER

The Offeror

Qwest Communications International Inc. is offering to purchase the Convertible Notes, which it originally issued in November 2005. Qwest Communications International Inc. is a Delaware corporation. The mailing address of our principal executive offices is 1801 California Street, Denver, Colorado 80202. Our telephone number is (303) 992-1400.

Principal Amount of Convertible Notes; Price

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Convertible Notes for a cash purchase price for each $1,000 principal amount of Convertible Notes equal to the sum of:

•	the Average VWAP (as defined below) multiplied by 206.3354 (which is the number of shares of our common stock currently issuable upon conversion of $1,000 principal amount of Convertible Notes); plus

•	a fixed cash amount of $30.00,

provided that in no event will the purchase price be less than $1,000.00 or more than $1,170.00 per $1,000 principal amount of such Convertible Notes. In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

The “Average VWAP” means the sum of the Daily VWAPs (as defined below) for each day of the Averaging Period (as defined below) divided by 20.

The “Averaging Period” means the period of 20 consecutive trading days beginning on July 14, 2010 and ending on the Pricing Date.

The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page Q.N<EQUITY>AQR (or its equivalent successor if such page is not available), in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Upon and subject to the terms and conditions of the Offer, all Convertible Notes validly tendered in the Offer and not validly withdrawn will be purchased. As of July 9, 2010, there was $1,265,000,000 aggregate principal amount of Convertible Notes outstanding.

Sample Calculations of Purchase Price

For purposes of illustration, the table below indicates the total purchase price (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Convertible Notes, assuming a range of sample Average VWAPs indicated in the left-hand column. The actual Average VWAP may be higher or lower than the sample Average VWAPs below. The actual purchase price will be subject to the minimum purchase price and maximum purchase price described above.

Sample Average VWAP	Variable Component of Purchase Price	Fixed Component of Purchase Price	Illustrative Purchase Price
$4.70	$969.7764	$30.00	$1,000.00	(1)
$4.80	$990.4099	$30.00	$1,020.41
$4.90	$1,011.0435	$30.00	$1,041.04
$5.00	$1,031.6770	$30.00	$1,061.68
$5.10	$1,052.3105	$30.00	$1,082.31
$5.20	$1,072.9441	$30.00	$1,102.94
$5.30	$1,093.5776	$30.00	$1,123.58
$5.40	$1,114.2112	$30.00	$1,144.21
$5.50	$1,134.8447	$30.00	$1,164.84
$5.60	$1,155.4782	$30.00	$1,170.00	(2)

(1)	For a sample Average VWAP of $4.70, the pricing formula described above would produce a purchase price per $1,000 principal amount of Convertible Notes that is less than $1,000.00. As a result, subject to the other terms and conditions described in this Offer to Purchase, in such circumstances we would pay $1,000.00 for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date.
(2)	For a sample Average VWAP of $5.60, the pricing formula described above would produce a purchase price per $1,000 principal amount of Convertible Notes that is more than $1,170.00. As a result, subject to the other terms and conditions described in this Offer to Purchase, in such circumstances we would pay $1,170.00 for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date.

In addition to the purchase price payable, holders will receive in respect of their Convertible Notes that are accepted for purchase accrued and unpaid interest on such Convertible Notes to, but excluding, the settlement date of the Offer. Throughout the Offer, an indicative Average VWAP and the resulting indicative purchase price will be available at http://www.gbsc-usa.com/Qwest and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase. We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final purchase price no later than 4:30 p.m.,

New York City time, on the Pricing Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Qwest and from the Information Agent.

The following summarizes the purchase price information that will be available during the Offer:

•

By 4:30 p.m., New York City time, on each trading day after the commencement date of the Offer and before the first day of the Averaging Period, the webpage will show an indicative Average VWAP and the resulting indicative purchase price calculated as though that day were the Pricing Date (i.e., it will show the indicative Average VWAP for that day and the preceding 19 trading days and the resulting indicative purchase price).

•	By 4:30 p.m., New York City time, on each trading day during the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative purchase price that reflect the Daily VWAP on such day and each of the preceding trading days of the Averaging Period.

•

Each time the webpage is updated, it will also show the closing trading price (or, after the Averaging Period starts, a reasonably current trading price) for our common stock on the New York Stock Exchange.

We will determine the final purchase price promptly after the close of trading on the New York Stock Exchange on the Pricing Date. We will announce the final purchase price no later than 4:30 p.m., New York City time, on the Pricing Date, and the final purchase price will also be available by that time at http://www.gbsc-usa.com/Qwest and from the Information Agent.

In no event will the purchase price paid in the Offer for any Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date be less than the principal amount of such Convertible Notes. If the pricing formula described above would result in a purchase price that is less than $1,000.00 per $1,000 principal amount of Convertible Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal $1,000.00 per $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date.

In no event will the purchase price paid in the Offer be more than $1,170.00 per $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m.,

New York City time, on the Expiration Date. If the pricing formula described above would result in a purchase price that is more than $1,170.00 per $1,000 principal amount of Convertible Notes, subject to the other terms and conditions described in this Offer to Purchase, we will pay $1,170.00 for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Expiration Date.

At any time during the Offer, you may also contact the Information Agent to obtain an indicative Average VWAP and the resulting indicative purchase price (and, once it is determined, the final purchase price) at one of its telephone numbers listed on the back cover of this Offer to Purchase.

All Convertible Notes validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

You may withdraw your Convertible Notes from the Offer by following the procedures described under “The Offer—Withdrawal Rights.”

If we:

•	adjust the pricing formula, the minimum purchase price or the maximum purchase price;

•	otherwise increase or decrease the purchase price to be paid for the Convertible Notes; or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “The Offer—Extension of the Offer; Termination; Amendment.” The calculation of the final purchase price on the basis of the formula described above will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum principal amount of Convertible Notes being tendered or upon our obtaining any financing. The Offer is, however, subject to other conditions discussed under “The Offer—Conditions of the Offer.”

Procedures for Tendering the Convertible Notes

All of the Convertible Notes are held in book-entry form through the facilities of DTC, and all of the Convertible Notes are currently represented by global certificates held for the account of DTC.

If you desire to tender Convertible Notes, you may tender such Convertible Notes to the Depositary through ATOP or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Convertible Notes and any other required documents, in either case by following the procedures set forth below.

WE ARE NOT PROVIDING FOR TENDERS OF CONVERTIBLE NOTES TO BE MADE BY GUARANTEED DELIVERY. ACCORDINGLY, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING THE NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR CONVERTIBLE NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER CONVERTIBLE NOTES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT COMPLETED AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Convertible Notes prior to the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes in the Offer to the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date.

If you hold your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Convertible Notes on your behalf at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

If you hold your Convertible Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.

How to Tender if You Are a DTC Participant

To participate in the Offer, a DTC participant must:

•	comply with the ATOP procedures of DTC described below; or

•

(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date, and (iv) ensure that the Depositary receives, 5:00 p.m., New York City time, on the Expiration Date, a timely confirmation of book-entry transfer of such Convertible Notes into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.

No documents should be sent to us, the Dealer Manager or the Information Agent. The Agent’s Message or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the Agent’s Message.

By tendering Convertible Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Convertible Notes is not effective, and the risk of loss of the Convertible Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date.

Tendering through DTC’s ATOP

The Depositary will establish an account at DTC with respect to the Convertible Notes for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Convertible Notes by causing DTC to transfer such Convertible Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that Convertible Notes held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Convertible Notes, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

If you desire to tender your Convertible Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion

Signature Guarantor”) unless the Convertible Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered or withdrawn (1) by the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Convertible Notes are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the purchase price is to be made or tendered, or Convertible Notes that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Convertible Notes must be guaranteed by a Medallion Signature Guarantor as described above.

General Provisions

The method of delivery of Convertible Notes and all other documents or instructions including, without limitation, the Agent’s Message and the Letter of Transmittal, is at your risk.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Convertible Notes will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. A waiver of any defect of irregularity with respect to the tender of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Convertible Notes except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Convertible Notes shall be deemed to not have been made until any defects or irregularities have been waived by us or cured. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Convertible Notes, or will incur any liability to you for failure to give any such notification.

All tendering holders, by execution of the Letter of Transmittal or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Convertible Notes for purchase.

Convertible Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, at or before 5:00 p.m., New York City time, on the Expiration Date.

No Appraisal Rights

No appraisal rights are available to holders of Convertible Notes under applicable law in connection with the Offer.

Your Representation and Warranty; our Acceptance Constitutes an Agreement

A tender of Convertible Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Convertible Notes in the Offer, you are representing, warranting and agreeing that, among other things:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender your Convertible Notes;

•

you have assigned and transferred the Convertible Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Convertible Notes to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

•

your Convertible Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

Your custodian or nominee, by delivering, or causing to be delivered, the Convertible Notes and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Convertible Notes, have represented, warranted and agreed to each of the above.

By tendering Convertible Notes pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Convertible Notes tendered thereby.

Our acceptance for purchase of Convertible Notes tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Convertible Notes if the Offer is not Completed

If any validly tendered Convertible Notes are not purchased because the Offer is not completed, such unpurchased Convertible Notes will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of certain United States federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see “Purposes, Effects and Plans—Certain United States Federal Income Tax Consequences.”

Withdrawal Rights

Convertible Notes tendered in the Offer may be withdrawn at any time at or before 5:00 p.m., New York City time, on the Expiration Date and may also be withdrawn at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer if we have not accepted such Convertible Notes for purchase by then. Except as otherwise provided in this section, tenders of Convertible Notes are irrevocable.

For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date, by mail, fax or hand delivery at its address or facsimile number listed on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must:

•

specify the name of the person who tendered the Convertible Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Convertible Notes, if different from that of the person who deposited the Convertible Notes;

•	contain the aggregate principal amount of Convertible Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Convertible Notes;

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and

•

if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Convertible Notes, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Convertible Notes can only be accomplished in accordance with the foregoing procedures.

If you tendered your Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Convertible Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Convertible Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Convertible Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

Through DTC, the Depositary will return to tendering holders all Convertible Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the absolute right to reject any or all attempted withdrawals of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Convertible Notes. A waiver of any defect or irregularity with respect to the withdrawal of any Convertible Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Convertible Note except to the extent we may otherwise so provide. Withdrawals of Convertible Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Convertible Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Convertible Notes are validly re-tendered before the expiration of the Offer by following the procedures described under “The Offer—Procedures for Tendering the Convertible Notes.”

If we extend the Offer, are delayed in our acceptance for purchase of Convertible Notes, or are unable to accept for purchase Convertible Notes under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Convertible Notes on our behalf, and such Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase of the Convertible Notes; Payment of Purchase Price

Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will accept for purchase and pay for, and thereby purchase, all Convertible Notes validly tendered and not validly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Convertible Notes that are validly tendered and not validly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Convertible Notes for purchase.

Upon the terms and conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the purchase price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for any and all of the Convertible Notes that are validly tendered and not validly withdrawn.

We will pay the aggregate purchase price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Convertible Notes purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

We will not pay interest on the purchase price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Convertible Notes regardless of any delay in making payment on the part of the Depositary or DTC. In addition, if certain events occur, we may not be obligated to purchase Convertible Notes in the Offer. See the conditions of the Offer under “The Offer—Conditions of the Offer.”

We will pay all transfer taxes, if any, payable on the transfer to us of Convertible Notes purchased under the Offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) Convertible Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for purchase and pay for any Convertible Notes tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Convertible Notes, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act which require that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer, if:

•	in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Convertible Notes will result in any adverse tax consequences to us; or

•	in our reasonable judgment, any of the following shall have occurred and be continuing:

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;

•	a material impairment in the trading market for debt or convertible debt securities;

•	any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•

any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•

any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

•

any significant adverse change in the United States securities or financial markets generally that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•

there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates other than the Merger made by any person or entity other than CenturyLink and its subsidiaries;

•

there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

•

there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

•

the trustee for the Convertible Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Convertible Notes.

We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Convertible Notes not previously accepted for purchase, upon the occurrence of any of the conditions of the Offer specified above. In addition, we expressly reserve the right to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer. The Offer is not conditioned upon the tender of any minimum principal amount of Convertible Notes or upon our obtaining any financing.

Market and Recent Prices for the Convertible Notes and the Common Stock

There is no established reporting system or trading market for trading in the Convertible Notes. We believe that the Convertible Notes are currently traded over-the-counter and that there is currently a correlation between trading prices for the Convertible Notes and the shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “Q.” The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars for our common stock on the New York Stock Exchange, rounded to the nearest cent.

	Common Stock Sales Prices
Calendar Period	High	Low
2008
First quarter	$7.07	$4.44
Second quarter	5.55	3.78
Third quarter	4.15	3.15
Fourth quarter	3.66	2.05

2009
First quarter	$4.04	$2.86
Second quarter	4.87	3.36
Third quarter	4.17	3.30
Fourth quarter	4.43	3.42

2010
First quarter	$5.38	$4.11
Second quarter	5.53	4.87
Third quarter (though July 9, 2010)	5.43	5.16

The closing price of our common stock on the New York Stock Exchange on July 9, 2010 was $5.43.

We urge you to obtain more current price information for our common stock and the Convertible Notes during the Offer period.

We have declared the following quarterly dividends on our common stock since 2008.

Date Declared	Record Date	Dividend Per Share	Total Amount (in millions)	Payment Date
April 17, 2008	May 9, 2008	$0.08	$140	May 30, 2008
July 17, 2008	August 8, 2008	$0.08	$138	August 29, 2008
October 16, 2008	November 14, 2008	$0.08	$136	December 5, 2008
December 10, 2008	February 13, 2009	$0.08	$136	March 6, 2009
April 15, 2009	May 22, 2009	$0.08	$138	June 12, 2009
July 27, 2009	August 21, 2009	$0.08	$138	September 11, 2009
October 14, 2009	November 20, 2009	$0.08	$138	December 11, 2009
December 16, 2009	February 19, 2010	$0.08	$138	March 12, 2010
April 14, 2010	May 21, 2010	$0.08	$139	June 11, 2010

The payment of dividends on our common stock is at the discretion of our Board of Directors and will depend upon, among other factors, our earnings, capital requirements and financial condition. Some of our debt instruments contain restrictions on the amount of dividends we can pay. See Note 8—Borrowings to our consolidated financial statements in Item 8 of our annual report on Form 10-K for the year ended December 31, 2009 for additional information about these restrictions. The Merger Agreement also limits our ability to pay quarterly dividends that exceed $0.08 per share. The Merger Agreement also requires that we and CenturyLink coordinate with each other in setting the record dates and payment dates for any future quarterly dividends on our respective shares of common stock. As a result, the timing of any future quarterly dividends paid by us on our common stock will likely deviate from our historical record and payment dates. In addition, like other companies that are incorporated in Delaware, we are also limited by Delaware law in the amount of dividends we can pay.

On July 9, 2010, there was $1,265,000,000 aggregate principal amount of Convertible Notes outstanding.

Source and Amount of Funds

We would need approximately $1.47 billion to purchase all of the Convertible Notes outstanding as of July 9, 2010, assuming a purchase price per $1,000 principal amount of Convertible Notes of $1,150.40, based on an assumed Average VWAP of $5.43, which was the closing price per share of our common stock on the New York Stock Exchange on July 9, 2010, and assuming that the purchase of Convertible Notes pursuant to the Offer is settled on August 13, 2010. We intend to use cash on hand to pay for all Convertible Notes that we purchase in the Offer.

There is no financing condition to the Offer.

Extension of the Offer; Termination; Amendment

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Convertible Notes by giving notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the Offer and not accept for purchase or pay for any Convertible Notes not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Convertible Notes, if any conditions of the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a timely public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Convertible Notes which we have accepted for purchase is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require payment of the consideration offered or return of the Convertible Notes promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “The Offer—Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Convertible Notes or by decreasing the principal amount of Convertible Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or other comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Convertible Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•	adjust the pricing formula, the minimum purchase price or the maximum purchase price;

•	otherwise increase or decrease the purchase price to be paid for the Convertible Notes; or

•	decrease the principal amount of Convertible Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. The calculation of a purchase price on the basis of the pricing formula described above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Convertible Notes.

Security Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Convertible Notes or (b) has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase. To the best of our knowledge, we will not acquire any Convertible Notes from any of our directors, officers or affiliates pursuant to the Offer.

Brokerage Commissions

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary will not need to pay any brokerage fee or commission to us, the Dealer Manager or the Depositary in connection with the tender of such Convertible Notes. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Convertible Notes through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through such broker or bank.

Fees and Expenses

We will bear the expenses of soliciting tenders of Convertible Notes. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Convertible Notes held by them as a nominee or in a fiduciary capacity.

No Recommendation

None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Convertible Notes as to whether to tender any Convertible Notes. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Persons Employed in Connection with the Offer

Dealer Manager

The Dealer Manager for the Offer is Goldman, Sachs & Co. We have agreed to pay the Dealer Manager a customary fee for its services as Dealer Manager in connection with the Offer and to reimburse the Dealer Manager for certain expenses incurred in connection with the Offer. We have also agreed to indemnify the Dealer Manager against certain liabilities that may arise in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and/or one or more of its affiliates may now or hereafter own or manage investments in the Convertible Notes which they may or may not determine to tender in the Offer.

Note in particular that investment advisors affiliated with the Dealer Manager have clients that are currently holding Convertible Notes. These investment advisors will act in accordance with their fiduciary obligations to their respective clients. This may include advising clients to increase or decrease their holdings in the Convertible Notes, to tender or not tender the Convertible Notes in the Offer, or to seek to engage the Company in negotiations regarding the terms of the Offer or an alternative transaction.

The Dealer Manager and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager and its affiliates may from time to time hold, for their own accounts and for those of their customers, Convertible Notes and shares of our common stock, and, to the extent Convertible Notes are held in any one or more of these accounts at the time of the Offer, the Dealer Manager and/or the applicable Dealer Manager affiliate may (but are not obligated to) tender these Convertible Notes.

Depositary

Global Bondholder Services Corporation has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “The Offer—Procedures for Tendering the Convertible Notes.”

Information Agent

Global Bondholder Services Corporation has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of our Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Convertible Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.

The Offer is not being made to (nor will tenders of Convertible Notes be accepted from or on behalf of) holders of Convertible Notes in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Offer in any such jurisdiction.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Convertible Notes in such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed the Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information.”

None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

PURPOSES, EFFECTS AND PLANS

Purposes of the Offer

The principal purpose of the Offer is to reduce the amount of Convertible Notes outstanding and thereby reduce the risk that the cost to us of settling our conversion obligations under the Convertible Notes, which is a function of the trading price of our common stock, will increase in the event that the trading price of our common stock increases.

Future Purchases

Following completion of the Offer, we may repurchase additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Convertible Notes that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates and the Dealer Manager and its affiliates from purchasing Convertible Notes outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Convertible Notes other than pursuant to the Offer until ten business days after the Expiration Date of the Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Redemption of the Convertible Notes Pursuant to the Merger Agreement

In addition, pursuant to the Merger Agreement, we have agreed to take all necessary action to exercise our right under the indenture governing the terms of the Convertible Notes to redeem all of the then outstanding Convertible Notes at a redemption price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest, on November 20, 2010. Pursuant to the indenture governing the Convertible Notes, holders of Convertible Notes may surrender for conversion any Convertible Notes called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if the Convertible Notes are not otherwise convertible at such time. We have further agreed pursuant to the Merger Agreement that if, following receipt of notice of such redemption, any holder of Convertible Notes exercises its conversion rights with respect to such Convertible Notes, we will exercise our right to pay cash in lieu of any shares of our common stock issuable upon such conversion.

Material Differences in the Rights of Convertible Note Holders as a Result of the Offer

Effects on the Holders of Convertible Notes Tendered and Accepted in the Offer

If your Convertible Notes are validly tendered and accepted in the Offer, you will receive the purchase price per $1,000 principal amount of Convertible Notes validly tendered and accepted, but will give up all rights and obligations associated with ownership of such Convertible Notes.

Effects on the Holders of Convertible Notes not Tendered in the Offer

The rights and obligations under the Convertible Notes, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer. These rights and obligations are defined in the indenture, dated as of November 8, 2005, between us and U.S. Bank National Association (the “Trustee”), as supplemented by a first supplemental indenture dated as of November 8, 2005 between us and the Trustee establishing the terms of the Convertible Notes, each of which was included as an exhibit to our current report on Form 8-K, filed with the SEC on November 14, 2005 and each of which is incorporated herein by reference. See “Where You Can Find More Information.”

Effects of the Offer on the Market for Convertible Notes

Our purchase of Convertible Notes in the Offer will reduce the principal amount of Convertible Notes that might otherwise be traded publicly and may reduce the number of holders of our Convertible Notes. There is no established reporting system or trading market for trading in the Convertible Notes. However, we believe the Convertible Notes are currently traded over-the-counter. Following settlement of the Offer, any trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Convertible Notes. You may be able to sell Convertible Notes that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the purchase price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer.

Retirement and Cancellation

Any Convertible Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Convertible Notes validly tendered and accepted in the Offer will be retired and cancelled.

Accounting Treatment of Repurchases of the Convertible Notes in the Offer

In our financial statements the Convertible Notes have historically been accounted for as having a debt component and an equity component that represents the embedded option on our stock, which has been included in additional paid-in capital. We believe that our obligation under the Merger Agreement to redeem the Convertible Notes for cash disqualifies the equity component from continuing classification in equity. In our future financial statements, effective the date of the Merger Agreement we will reclassify the fair value of the embedded option on our stock from additional paid-in capital to accrued expenses and other.

The consideration we pay for any Convertible Notes will be allocated to the extinguishment of the debt component of the Convertible Notes and settlement of the embedded option on our stock. The allocation of the consideration to the debt component and the embedded option on our stock will be based on the relative fair values of the components immediately prior to extinguishment and settlement. Any difference between the consideration allocated to the debt component and the current carrying value, including unamortized debt issuance costs, will be recorded as a gain/loss on extinguishment of debt in our income statement, and any difference between the consideration allocated to the embedded option on our stock and its carrying value will be recorded as other income/loss in our income statement.

Certain United States Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences relating to the Offer as of the date hereof. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary does not address all aspects of U.S. federal income tax related to the Offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies,

real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Convertible Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. Holders (as defined below) of Convertible Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any; and

•	any other U.S. federal, state, local or foreign tax consequences.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Convertible Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Convertible Notes who hold their Convertible Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). If you are considering participating in the Offer, you should consult your tax advisors concerning the U.S. federal income, estate and gift tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. Holder” to refer to a beneficial owner of Convertible Notes, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

We use the term “Non-U.S. Holder” to describe a beneficial owner of Convertible Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

U.S. Holders of Convertible Notes Who Receive Cash under the Offer

Sale of the Convertible Notes.    A U.S. Holder that receives cash in exchange for Convertible Notes pursuant to the Offer will recognize gain or loss equal to the difference between the amount realized on the disposition of the Convertible Notes pursuant to the Offer and the U.S. Holder’s adjusted tax basis in such Convertible Notes. The amount realized will equal the amount of cash received for such Convertible Notes (other than amounts, if any, attributable to accrued and unpaid interest, which amounts will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. Holder’s adjusted tax basis in a

Convertible Note generally will equal the cost of such Convertible Note to such U.S. Holder, increased by any amounts includible in income by the U.S. Holder as market discount pursuant to an election, and reduced by any amortized premium which the U.S. Holder has previously elected to deduct. Subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations.

Market Discount.    A U.S. Holder who has acquired Convertible Notes with more than a de minimis market discount (i.e., more than a de minimis excess of the stated redemption price at maturity over the basis of such Convertible Note immediately after acquisition by the U.S. Holder) generally will be required to treat gain on the sale of such Convertible Notes as ordinary income to the extent of the market discount accrued to the date of the disposition and not previously included in the U.S. Holder’s income. Market discount accrues on a ratable basis, unless the U.S. Holder elects to accrue the market discount using a constant-yield method.

Information Reporting and Backup Withholding for U.S. Holders.    In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients, who tender their Convertible Notes. Each U.S. Holder will be asked to provide such holder’s correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the IRS Substitute Form W-9 that is included in the Letter of Transmittal. Backup withholding at the applicable rate (currently 28%) will apply to payments made to a U.S. Holder if the U.S. Holder fails to timely provide its correct taxpayer identification number or certification of exempt status on the IRS Substitute Form W-9 that is included in the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders Who Receive Cash under the Offer

Sale of the Convertible Notes.    A Non-U.S. Holder that realizes gain in connection with the receipt of cash in exchange for Convertible Notes pursuant to the Offer generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition of the Convertible Notes and certain other conditions are met; or

•

the Company is, or has been, a U.S. real property holding corporation (“USRPHC”) during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition and certain other requirements are satisfied. We believe that we are not, nor have we been, a USRPHC.

If a Non-U.S. Holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the disposition of the Convertible Notes at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year attributable to such gain, subject to certain adjustments. If a Non-U.S. Holder is an individual described in the second bullet point above, such holder will be subject to a 30% tax on the gain derived from the disposition of the Convertible Notes, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty.

No withholding of U.S. federal income tax will be required with respect to the portion of the payment, if any, attributable to accrued and unpaid interest on a Convertible Note held by a Non-U.S. Holder under the “portfolio interest” rule, provided that

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the Non-U.S. Holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to the Company (actually or constructively) through stock ownership;

•	the Non-U.S. Holder is not a bank that received the Convertible Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and

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(a) the Non-U.S. Holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the Non-U.S. Holder holds the Convertible Notes through certain foreign intermediaries or certain foreign partnerships, and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Convertible Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Convertible Notes is effectively connected with the conduct of that trade or business then, although the Non-U.S. Holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable treaty provides otherwise). In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year attributable to such interest, subject to certain adjustments.

Information Reporting and Backup Withholding for Non-U.S. Holders.    In general, a Non-U.S. Holder will not be subject to information reporting or backup withholding with respect to the payment made pursuant to the Offer provided such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. However, information reporting (but not backup withholding) will generally apply to the portion of the payment attributable to any accrued and unpaid interest. Backup withholding is not an additional tax. A Non-U.S. Holder subject to the backup withholding rules will be allowed a credit in the amount withheld against such Non-U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such holder may be entitled to a refund, provided that the required information is timely furnished to the IRS.

Holders of Convertible Notes Who Do Not Receive Cash under the Offer

Holders of Convertible Notes whose Convertible Notes are not purchased by the Company in the Offer will not incur any tax liability as a result of the completion of the Offer.

The Depositary for the Offer is

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended): Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006 Attention: Corporate Actions	By Facsimile Transmission (for Eligible Institutions only): Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions Confirm by Telephone: (212)430-3774

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers as set forth below. Any requests for additional copies of the Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Banks and Brokers, Call Collect:

(212) 430-3774

All Others Call Toll-Free:

(866) 540-1500

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

Attn: Liability Management Group

200 West Street, 7th Floor

New York, New York 10282

Toll Free: (800) 828-3182

Collect: (212) 902-5128